Exhibit 10.8

NOTE: Portions of this Exhibit are the subject of a Confidential Treatment Requested by the Registrant to the Securities and Exchange Commission (the “Commission”). Such portions have been redacted and are marked with a “[***]” in place of the redacted language. The redacted information has been filed separately with the Commission.

SUPPLEMENTAL ROYALTY INTEREST ASSIGNMENT AGREEMENT

between

EPOCH BIOSCIENCES, INC.

as Assignor

and

DRUG ROYALTY LP1

as Assignee

and

NANOGEN, INC.

March 28, 2008

TABLE OF CONTENTS

	ARTICLE 1 INTERPRETATION

1.1	Definitions	1
1.2	Headings	4
1.3	Number and Gender	5
1.4	Entire Agreement	5
1.5	Applicable Law; Waiver of Jury Trial	5
1.6	Consent to Jurisdiction	5
1.7	Currency	6
1.8	Exhibits	6
1.9	Term	6

	ARTICLE 2 PURCHASE AND ASSUMPTION

2.1	Purchase of Acquired Royalty Payments	6

	ARTICLE 3 CONSIDERATION

3.1	Consideration for Assignment	6
3.2	Remittances of Royalties	7
3.3	Offset	7

	ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF ASSIGNOR

4.1	Corporate Matters	7
4.2	Title	8
4.3	License Agreements	8
4.4	Intellectual Property	9
4.5	Absence of Conflicting Agreements	9
4.6	Consents and Approvals	10
4.7	Compliance with Applicable Law	10
4.8	Litigation	10
4.9	Survival	11

	ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF ASSIGNEE

5.1	Corporate Matters	11
5.2	Survival	11

- ii -

	ARTICLE 6 CLOSING

6.1	Closing	12
6.2	Assignor Deliveries	12
6.3	Assignee’s Conditions of Closing	13
6.4	Assignor’s Conditions of Closing	13

	ARTICLE 7 COVENANTS

7.1	License Agreement	13
7.2	Maintenance and Access to Records	14
7.3	Conduct of the Business	15
7.4	True Sale	15
7.5	Patent Obligations	15
7.6	Certain Conduct	16
7.7	Indemnities	16
7.8	Third Party Claims Procedure	17

	ARTICLE 8 GENERAL

8.1	Confidentiality	17
8.2	Amendment	18
8.3	Waiver of Rights	18
8.4	Tender	18
8.5	Expenses	18
8.6	Notices	18
8.7	Assignment	20
8.8	Further Assurances	20
8.9	Independent Parties	20
8.10	Public Announcements	20
8.11	Severability	21
8.12	Counterparts	21
8.13	Facsimile Execution	21

Exhibit A	-	License Agreement and Quencher Agreement

Exhibit B	-	Patents and Patent Applications

Schedule 6.2(c)	-	Form of Security Agreement

Schedule 6.2(g)	-	Form of Amendment to Lock Box Agreement

- iii -

SUPPLEMENTAL ROYALTY INTEREST ASSIGNMENT AGREEMENT

THIS AGREEMENT is made and entered into as of March 28, 2008.

BETWEEN:

EPOCH BIOSCIENCES, INC.,

a corporation organized and existing under the laws

of the State of Delaware

(hereinafter referred to as “Epoch” or “Assignor”)

- and -

DRUG ROYALTY LP1,

a limited partnership organized and existing under

the laws of the State of Delaware

(hereinafter referred to as “Assignee”)

- and -

NANOGEN, INC.,

a corporation organized and existing under the laws

of the State of Delaware

(hereinafter referred to as “Nanogen”).

WHEREAS Assignor is a party to a Second Amended and Restated Collaboration, License and Supply Agreement with Applera Corporation (the “Licensee”) dated as of August 17, 2000, as amended by the First Side Agreement dated October 31, 2001, Amendment No. 1 to the Second Amended and Restated Collaboration, License and Supply Agreement dated July 26, 2002 and Amendment No. 2 to the Second Amended and Restated Collaboration, License and Supply Agreement dated as of December 31, 2005 (collectively, the “License Agreement”);

AND WHEREAS Assignor, Drug Royalty Trust 9 (“DRT”) and Nanogen, as guarantor, are parties to the Royalty Interest Assignment Agreement dated as of September 29, 2006 (the “First Agreement”) pursuant to which, among other things, DRT acquired from Assignor the right to receive [***] of the Second Stream Royalty Payments (as defined below);

AND WHEREAS pursuant to the First Agreement Epoch agreed in respect of certain specified years to pay to DRT an amount equal to the difference between the Royalty payments acquired thereunder for that specified year by DRT and the Minimum Royalty Payment (as defined below) for that year;

***	CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

AND WHEREAS Nanogen, the parent corporation of Epoch, guaranteed Epoch’s obligations relating to the Minimum Royalty Payments under the First Agreement;

AND WHEREAS in connection with the consummation of the transactions contemplated by the First Agreement, Assignor and DRT obtained the Licensee Acknowledgement (as defined below) and delivered the Licensee Direction (as defined below) to Licensee;

AND WHEREAS Drug Royalty LP2 (as successor-in-interest to DRT) has assigned all of its rights (but none of its obligations) under and in connection with the First Agreement to Assignee;

AND WHEREAS Assignor wishes to sell, assign, convey and transfer to Assignee, and Assignee wishes to purchase from Assignor, as of the Effective Date (as defined below), certain additional rights under the License Agreement, upon and subject to the terms and conditions hereinafter set forth;

NOW THEREFORE for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions

In this Agreement:

“Acquired Royalty Payments” has the meaning specified in Section 2.1;

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified;

“Agreement” means this Supplemental Royalty Interest Assignment Agreement, the recitals, all attached exhibits and schedules, and any agreement, exhibit or schedule supplementing or amending this Agreement. All uses of the words “hereto”, “herein,” “hereof,” “hereby” and “hereunder” and similar expressions refer to this Agreement and not to any particular section or portion of it;

“Applicable Law” means, in respect of any Person, property, transaction or event, any statute, law, ordinance, rule, regulation, regulatory policy, order, judgment or decree applicable to that Person, property, transaction or event;

“Assignee” has the meaning specified in the introduction to this Agreement;

“Assignor” has the meaning specified in the introduction to this Agreement;

“Business Day” means any day of the week other than a Saturday, Sunday or a day observed as a statutory or civic holiday in New York, New York;

“Clean-Up Period” has the meaning specified in Section 7.2;

“Closing” means the consummation of the transactions contemplated by this Agreement, including the transfer to Assignee of all of Assignor’s right, title and interest in and to the Acquired Royalty Payments;

“Closing Date” means the date that is three Business Days after the date on which all of the conditions to Closing in Article 6 have been satisfied or such later date as the Parties may agree in writing;

“Closing Document” means any document, instrument, undertaking or agreement made or delivered pursuant to or in connection with this Agreement;

“control” means, in respect of a legal Person, direct or indirect legal or beneficial ownership of more than 50% of the voting interests in or the equity or participation interests in, or the right to appoint more than 50% of the directors or the management of, such Person;

“Effective Date” means the date hereof;

“Encumbrances” means liens, charges, security interests, mortgages, options, privileges, pledges, trusts or deemed trusts (whether contractual, statutory or otherwise) and any other encumbrance, right or claim of any other person of any kind whatsoever;

“First Agreement” has the meaning specified in the recitals to this Agreement;

“Governmental Agency” means any domestic or foreign government whether federal, state, provincial or municipal and any governmental agency, governmental authority, governmental tribunal or governmental commission of any kind whatsoever;

“including”, when used herein or in any Closing Document, means “including without limitation” and shall not be construed to limit any general statement which it follows to the specific or similar items or matters immediately following it;

“Know-How” means Licensed Know-How, as that term is defined in the License Agreement;

“License Agreement” has the meaning specified in the recitals to this Agreement;

“Licensee” has the meaning specified in the recitals to this Agreement;

“Licensee Acknowledgment” means the letter agreement dated September 21, 2006 between DRT, Licensee and Assignor whereby Licensee consented to the assignment to DRT by Assignor of (i) the right to receive and direct payments of Royalties on Net Sales during the period from July 1, 2006 until the earlier of (A) the termination or expiration of the License Agreement and (B) December 31, 2011, and (ii) the reporting rights under Section 5.06 of the License Agreement;

“Licensee Direction” means the written direction of Assignor and DRT to Licensee dated September 29, 2006 whereby Licensee was directed to deliver all payments of Royalties to the account specified therein;

“Lock Box Agreement” means the escrow agreement dated as of September 29, 2006 between Assignor, DRT and HSBC Bank USA, National Association;

“Minimum Royalty Payment” has the meaning specified in the First Agreement;

“Notice” has the meaning specified in Section 8.6;

“Parties” or “parties”, when referring to a party to this Agreement, means Epoch, Nanogen and Assignee, collectively, and “Party” or “party” means any one of them;

“Patents” means the Licensed Patents and Related Patents, as those terms are defined in the License Agreement, including those Patents and patent applications set forth on Exhibit B attached hereto;

“Permitted Encumbrances” means (i) any license in intellectual property granted prior to the Effective Date, or granted after the Effective Date in accordance with Section 7.5(b)(iii), by Assignor, including patents and trademarks held by Assignor, that does not interfere with, or cause a diminution of value of, the Acquired Royalty Payments, (ii) the Security Interest, or (iii) the security interests contemplated by the First Agreement and the Royalty Interest Assignment Agreement dated as of March 28, 2008 between Assignor and Drug Royalty LP2;

“Person” or “person” includes an individual, corporation, partnership, limited partnership, limited liability partnership, limited liability company, joint venture, association, trust, unincorporated organization, or any other legal entity;

“Product” means a Licensed Product, as that term is defined in the License Agreement;

“Quencher Agreement” means the license and supply agreement between Epoch and the Licensee dated as of September 2, 2003 in respect of Epoch’s Eclipse™ product as amended by Amendment No. 1 to the Quencher License and Supply Agreement dated September 2, 2003 and as further amended by Amendment No. 2 dated December 31, 2005, as such agreement may be further amended from time to time;

“Reports” means (i) any notices of breach of the License Agreement and any notices of infringement or claims in respect of the Patents and Know-How and (ii) all reports, statements, calculations and certifications referenced in and deliverable under Section 5.06 of the License Agreement relating to the calculation and payment of the Royalties, and for greater certainty “Reports” does not include any of the foregoing documents or any information in any of the foregoing documents that does not relate to the calculation and payment of Royalties, such as, for example, the selling price of the Bare Probes for Large Sale Orders under Section 6.02 of the License Agreement;

“Royalties” means all of the royalties payable to Epoch under the License Agreement in respect of (i) Net Sales (as defined in the License Agreement) made and (ii) Net Revenues (as defined in the License Agreement) received, as calculated in accordance with Article 5 and Section 4.02 respectively of the License Agreement, together with any collections or recoveries receivable or lump sum payments payable in lieu thereof including in connection with (a) any litigation to enforce the License Agreement, the Patents or the Know-How, (b) any interest payable thereon pursuant to Section 5.07 of the License Agreement, and (c) any deficiency payment plus interest thereon as described in Section 5.10 of the License Agreement;

“Second Stream Royalty Payments” means the following Royalties during the period from and including the Effective Date to and including December 31, 2011:

Calendar Year	Royalties Payable (millions)
2008	greater than [***]
2009	greater than [***]
2010	greater than [***]
2011	greater than [***]

“Security Agreement” has the meaning specified in Section 6.2(c);

“Security Interest” means the security interest granted pursuant to the Security Agreement;

“Term” has the meaning specified in Section 1.9;

“Third Party” means any Person other than Epoch or Assignee, and their respective Affiliates and Assignee’s co-investors;

“Transmission” means any electronic means of sending messages, including facsimile transmission, which produces a paper record; and

“USPTO” mean the United States Patent and Trademark Office.

1.2	Headings

The division of this Agreement into articles, sections and subsections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. Unless otherwise specified, references in this Agreement to Sections, Exhibits and Schedules are references to sections of and schedules and exhibits to this Agreement.

***	CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

1.3	Number and Gender

Unless otherwise specified in this Agreement, words in the singular number include the plural and vice-versa and words in one gender include all genders.

1.4	Entire Agreement

This Agreement, together with the Closing Documents, constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements, negotiations, discussions and understandings, written or oral. There are no representations, warranties, conditions, other agreements or acknowledgements, whether direct or collateral, or express or implied, that form part of or affect this Agreement, or which induced any Party to enter into this Agreement or on which reliance is placed by any Party, except as specifically set forth in this Agreement or in the Closing Documents.

1.5	Applicable Law; Waiver of Jury Trial

This Agreement shall be governed by, and interpreted and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflicts of law thereof except as set forth in Section 5-1401 of the New York General Obligations Law.

EACH PARTY HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THIS AGREEMENT, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION HEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY EACH PARTY AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EACH PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER.

1.6	Consent to Jurisdiction

Each party (a) hereby irrevocably submits to the jurisdiction of the United States District Court for the Southern District of New York for the purposes of any suit, action or proceeding arising out of or relating to this Agreement and to the extent that such United States district court lacks jurisdiction despite the consent herein, to the jurisdiction of the courts of the State of New York sitting in New York County and the appellate courts therefrom, and (b) hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. Each of the parties consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this Section 1.6 shall affect or limit any right to serve process in any other manner permitted by law.

1.7	Currency

Unless otherwise specified in this Agreement, all statements of or references to monetary amounts in this Agreement are references to the lawful currency of the United States of America and all sums of money to be paid or calculated pursuant to this Agreement shall be calculated and paid in United States currency.

1.8	Exhibits

The Exhibits attached hereto form an integral part of this Agreement.

1.9	Term

The term of this Agreement (the “Term”) shall commence as of the Effective Date and, subject to the Closing, shall continue until the date of receipt by Assignee of all the Acquired Royalty Payments and all the Reports in respect of the Acquired Royalty Payments. Notwithstanding anything to the contrary contained herein, this Agreement shall terminate if the Closing has not occurred on or before the date that is 90 days from the date hereof.

ARTICLE 2

PURCHASE AND ASSUMPTION

2.1	Purchase of Acquired Royalty Payments

On the terms and subject to the conditions of this Agreement, on the Closing Date, Assignor shall sell, assign and transfer to Assignee and Assignee shall purchase from Assignor, as of the Effective Date, an undivided interest in all right, title and interest of Assignor in and to the Second Stream Royalty Payments (collectively, the “Acquired Royalty Payments”).

ARTICLE 3

CONSIDERATION

3.1	Consideration for Assignment

In consideration for the Acquired Royalty Payments, on the Closing Date:

(a)	Assignee shall, and subject to the Closing hereby does, fully and finally release and discharge Assignor from its obligation to pay the Minimum Royalty Payments to Assignee under the First Agreement as of the Effective Date; and

(b)	Assignee shall, and subject to the Closing hereby does, fully and finally release and discharge Nanogen from its obligations under the First Agreement as of the Effective Date.

3.2	Remittances of Royalties

(a) If, notwithstanding the terms of the Licensee Direction, at any time after the Closing Assignor receives or has received any amount in respect of an Acquired Royalty Payment, Assignor shall be deemed to be holding such funds in trust for Assignee and shall forthwith upon receipt of such funds, deliver the same to Assignee without deduction or set-off.

(b) If at any time after the Closing Assignee receives or has received any payment or other monies relating to the License Agreement that are not in respect of the Acquired Royalty Payments or that Assignee is not otherwise entitled to in connection with the subject matter of this Agreement, Assignee shall be deemed to be holding such funds in trust for Assignor and shall forthwith upon receipt of such funds, deliver the same to Assignor without deduction or set-off.

3.3	Offset

(a) Assignor agrees that the Acquired Royalty Payments and all payments in respect thereof shall be free of any claim as between Assignor and Licensee for offset, true up or deficiency, whether arising prior to or after the Effective Date and agrees to hold Assignee harmless in respect of any such offset, true up or deficiency.

(b) If under the terms of the License Agreement, Licensee is entitled to reduce any amount payable thereunder in respect of the Acquired Royalty Payments by amounts paid to Assignor in respect of the Quencher Agreement, Assignor agrees that any such reduction shall constitute a set-off under (a) above and shall hold Assignee harmless in respect thereof.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF ASSIGNOR

Assignor represents and warrants as of the date hereof and as of the Closing Date to Assignee as follows, and acknowledges that Assignee is relying on such representations and warranties in entering into this Agreement:

4.1	Corporate Matters

(a) Epoch is a corporation duly incorporated and in good standing under the laws of the State of Delaware.

(b) Assignor has all necessary corporate power, right and authority to carry on its business as it is presently conducted.

(c) Assignor has all necessary corporate power, right and authority to execute and deliver, and to observe and perform its covenants and obligations under this Agreement, the License Agreement and each of the Closing Documents to which it is a party.

(d) Assignor has taken all corporate action necessary to authorize the execution and delivery of, and the observance and performance of its covenants and obligations under this Agreement and the Closing Documents to which it is a party.

(e) This Agreement and each Closing Document to which Assignor is a party has been or will be duly executed and delivered by Assignor, and this Agreement and each Closing Document to which Assignor is a party constitutes or will constitute a legal, valid and binding obligation of Assignor enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights or by general principles of equity.

(f) Assignor is not, and will not be after giving effect to the transactions contemplated by this Agreement, insolvent, and no proceedings have been taken or authorized by Assignor, or to the knowledge of Assignor by any other Person, with respect to the bankruptcy, insolvency, liquidation, dissolution or winding up of Assignor.

4.2	Title

(a) Assignor is the exclusive owner of all legal and equitable title, free and clear of all Encumbrances (i) to the Acquired Royalty Payments, (ii) other than Permitted Encumbrances, to the Patents and (iii) to the Know-How.

(b) The License Agreement is free and clear of all Encumbrances other than Permitted Encumbrances granted by or imposed in respect of Assignor or, to the knowledge of Assignor, the Licensee.

4.3	License Agreements

(a) Each of the License Agreement and the Quencher Agreement, a copy of each of which together with all amendments thereto is attached as Exhibit A hereto, and each of which is a true and complete copy of the original thereof, is in full force and effect and has not been further amended. The License Agreement is a valid, legal and binding obligation of Epoch and, to the knowledge of Epoch, of the Licensee, enforceable against each party thereto in accordance with its terms. Neither Assignor nor, to the knowledge of Epoch, Licensee is in material default of any of its respective obligations under the License Agreement. Neither Licensee nor Assignor has waived any rights or defaults under the License Agreement that would adversely affect in any material respect the Acquired Royalty Payments, the License Agreement, the Patents, the Products or the Know-How and no event has occurred which, after the giving of notice or the lapse of time or both, would constitute a material default or breach by Assignor or, to the knowledge of Epoch, by the Licensee of the License Agreement.

(b) Assignor has not received any notice, and is not otherwise aware of, any actual or potential defence or claim (including any claim of recoupment) of the Licensee that could be asserted against Assignee as assignee of the Acquired Royalty Payments.

(c) Assignor has provided to Assignee a true and complete copy of each report and certificate delivered by Licensee pursuant to Section 5.06 of the License Agreement.

(d) The License Agreement is the only agreement that the Assignor is a party to with respect to the Acquired Royalty Payments.

(e) The Patents licensed under the License Agreement for the Exclusive Licensed Field (as that term is defined in the License Agreement) are not licensed under any other agreement other than the Quencher Agreement for any field outside of the Exclusive Licensed Field. From and after the Effective Date, any royalty under any of the Patents payable to Assignor arising from the sale of any Product which is a licensed product covered by both the License Agreement and the Quencher Agreement shall be a Royalty subject to, and shall be paid to Assignee under, the terms of this Agreement.

(f) Licensee has no prepayments of Royalties remaining unapplied under the License Agreement, including pursuant to Section 5.01 of the License Agreement.

(g) Other than pursuant to the Authorization, no agent has been appointed by Assignor pursuant to Section 5.10 of the License Agreement for the purpose of inspecting records relating to the Acquired Royalty Payments.

4.4	Intellectual Property

(a) Exhibit B sets forth a complete list of all patent applications and patents within the Patents, including the status of each patent and patent application. No Person has challenged the validity or enforceability of any of the Patents. To the knowledge of Assignor, there is no infringement of the Patents by any Person. Assignor has not received any demand or claim in writing by any Person that (i) such person has any ownership interest in any of the Patents, (ii) any of the Patents are, or may be invalid or (iii) that the Product infringes upon or may infringe upon or otherwise interferes with any patent or other right of any kind of any third party and Epoch owns the Patents and Epoch is not aware of any basis for any Person to claim that they have any interest in any of the Patents. To the knowledge of Assignor, the Patents are valid and enforceable and all appropriate fees have been paid. To the knowledge of Assignor, the naming of inventors in any of the Patents is correct and occurred without any deceptive intent. To the knowledge of Assignor, neither the Products nor any of the Products sold by Licensee infringe or interfere with any patent or other right of any kind of any third party. Assignor has disclosed to Assignee all third party patents relevant to the Acquired Royalty Payments for which Assignor has requested a legal opinion concerning validity or non-infringement. Other than pursuant to the License Agreement and the Quencher Agreement Epoch has not granted any Person the right under the Patents to develop, manufacture, distribute, import, make, use, market or sell the Products or any other product that would infringe the Patents.

(b) To the knowledge of Assignor, all material Know-How is owned by Assignor, and has been treated as proprietary and confidential and in a manner consistent with protecting its trade secrets from disclosure or misappropriation. To the knowledge of Assignor, no third party has a claim or has claimed any ownership rights or received any demand or claim by any person that any of the Know-How is infringing any intellectual property rights of any third party.

4.5	Absence of Conflicting Agreements

Neither the execution and delivery of this Agreement or of any of the Closing Documents, nor the observance and performance by Assignor of any covenant or obligation under this Agreement or any Closing Document to which it is a party, or the consummation of any of the transactions contemplated hereby and thereby, contravenes or results in, or will contravene or result in, a violation of or a default under (with or without the giving of notice or lapse of time, or both) or in the acceleration of any obligation under:

(a)	any Applicable Law;

(b)	the certificate of incorporation, by-laws or similar organizational documents of Assignor or any directors’, shareholders’, or members’ resolutions of such Party; or

(c)	any material instrument, contract, lease, license or other agreement to which Assignor is a party, or by which it or its business or property is bound or affected.

4.6	Consents and Approvals

No consent, approval, license, order or authorization, registration, declaration or filing with or of any Governmental Agency or other Person is required by Assignor in connection with:

(a)	the execution and delivery by Assignor of this Agreement and the Closing Documents to which it is a party;

(b)	the observance and performance by Assignor of its obligations under this Agreement and the Closing Documents to which it is a party; or

(c)	the consummation of any of the transactions contemplated thereby.

4.7	Compliance with Applicable Law

Assignor has conducted and is conducting its business in compliance with all Applicable Laws, and is not in violation of any Applicable Laws, except for violations which do not or will not (either individually or in the aggregate) adversely affect in any material respect the Acquired Royalty Payments, the License Agreement, the Patents, the Products or Assignor’s ability to perform its obligations under this Agreement.

4.8	Litigation

There is no claim, demand, suit, action, cause of action, dispute, litigation, investigation, grievance, arbitration, governmental proceeding or other proceeding, including appeals and applications for review, in progress against, by or relating to Assignor, the Acquired Royalty Payments, the License Agreement, the Patents or the Products, which would invalidate this Agreement or limit Epoch’s ability to carry out its obligations hereunder or materially adversely affect the Acquired Royalty Payments, the License Agreement, the Patents or the Products, nor to the knowledge of Assignor, are any of the same pending or threatened. There is not presently outstanding against Assignor any judgment, decree, injunction, order or award of any court, Governmental Agency or arbitrator that has, or could have, a material adverse effect on the Acquired Royalty Payments, the License Agreement, the Patents or the Products or such Party or its business or property.

4.9	Survival

The representations and warranties in this Article 4 shall survive the Closing and the consummation of the transactions contemplated by this Agreement for the Term, except for representations and warranties as to title, which shall survive indefinitely. To the extent not performed by the Effective Date, the covenants of Assignor and Nanogen in this Agreement shall survive the Closing and the consummation of the transactions contemplated by this Agreement for the Term and for a period of one year after expiry of the Term.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF ASSIGNEE

Assignee represents and warrants as of the date hereof and as of the Closing Date to Assignor and Nanogen as follows, and acknowledges that Assignor and Nanogen are relying on such representations and warranties in entering into this Agreement:

5.1	Corporate Matters

(a) Assignee is a limited partnership duly formed and in good standing under the laws of the State of Delaware.

(b) Assignee has all necessary power, right and authority to execute and deliver, and to observe and perform its covenants and obligations under this Agreement and each of the Closing Documents to which it is a party.

(c) Assignee has taken all action necessary to authorize the execution and delivery of, and the observance and performance of its covenants and obligations under, this Agreement and the Closing Documents to which it is a party.

(d) This Agreement and each Closing Document to which Assignee is a party has been or will be duly executed and delivered by Assignee, and this Agreement and each Closing Document to which Assignee is a party, constitutes or will constitute a legal, valid and binding obligation of Assignee enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights or by general principles of equity.

5.2	Survival

The representations and warranties in this Article 5 shall survive the Closing and the consummation of the transactions contemplated by this Agreement for the Term. To the extent not performed by the Effective Date, the covenants of Assignee in this Agreement shall survive the Closing and the consummation of the transactions contemplated by this Agreement for the Term and for a period of one year after expiry of the Term.

ARTICLE 6

CLOSING

6.1	Closing

The Closing shall take place at 10:00 a.m. on the Closing Date at the offices of Assignee’s counsel, Davies Ward Phillips & Vineberg LLP, in Toronto, Ontario. All documents and other instruments delivered in accordance with this Article 6 shall be held in escrow until each of the Parties (or their respective counsel) confirms and agrees that all conditions of Closing specified in this Article 6 have been met or otherwise fulfilled or waived.

6.2	Assignor Deliveries

Assignor shall deliver to Assignee prior to or on the Closing Date:

(a)	a certificate signed by an authorized signing authority of Assignor certifying that (i) the representations and warranties of Assignor in this Agreement are true and correct in all respects as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all respects, on and as of such earlier date) and (ii) Assignor has performed or complied in all respects with all obligations and covenants required by this Agreement to be performed or complied with by Assignor by the time of the Closing;

(b)	standard corporate authority and enforceability opinions on this Agreement and the Security Agreement and a no conflict with laws opinion on the License Agreement, from counsel to the Assignor, each in form and substance satisfactory to the Assignee and its counsel;

(c)	a duly executed and delivered security agreement, substantially in the form attached hereto as Schedule 6.2(c), granting a security interest in the License Agreement, the Patents and the Know-How (the “Security Agreement”) to Assignee as security for the performance of Assignor’s obligations hereunder;

(d)	a current certificate of good standing from the Secretary of State for the State of Delaware;

(e)	certified resolutions authorizing the transactions contemplated herein and in the other Closing Documents;

(f)	an incumbency certificate;

(g)	a duly executed and delivered amendment to the Lock Box Agreement, substantially in the form attached hereto as Schedule 6.2(g); and

(h)	such other documents and instruments as Assignee may reasonably require to give effect to and carry out the transactions contemplated herein.

6.3	Assignee’s Conditions of Closing

The following conditions are conditions precedent to the Closing in favour of Assignee and may be waived in whole or in part by Assignee:

(a)	receipt by Assignee of the documents and instruments specified in Section 6.2 in a form and in substance satisfactory to Assignee and its counsel, each acting reasonably;

(b)	receipt by Assignee of a duly executed and delivered amendment to the Lock Box Agreement from HSBC Bank USA, National Association;

(c)	there shall be no litigation or overtly threatened litigation against any party or their respective Affiliates as to the consummation of the transactions contemplated by this Agreement or matters related hereto; and

(d)	all lenders’ approvals to or in respect of the transactions contemplated by this Agreement required to be obtained by Assignee shall have been obtained.

6.4	Assignor’s Conditions of Closing

It is a condition precedent to the Closing in favour of Assignor, which condition may be waived in whole or in part by Assignor, that there shall be no litigation or overtly threatened litigation against any of the parties or their respective Affiliates as to the consummation of the transactions contemplated by this Agreement or matters related hereto.

ARTICLE 7

COVENANTS

The Parties covenant and agree as follows:

7.1	License Agreement

(a) Unless otherwise agreed to in writing by the Parties, during the Term, Assignor shall not, with respect to the Acquired Royalty Payments (i) forgive, release, or compromise any amount owed or to become owing with respect to the Acquired Royalty Payments on or after the Effective Date, (ii) modify, waive, cancel or otherwise relinquish any of the Acquired Royalty Payments under the License Agreement, or (iii) amend, restate or novate either the License Agreement or the Quencher Agreement in a manner that could adversely affect, or diminish the value of, the Acquired Royalty Payments.

(b) During the Term, upon becoming aware of any breach of the License Agreement arising with respect to the Acquired Royalty Payments, Assignor shall promptly notify Assignee in writing of such breach.

(c) During the Term and while any obligations remain outstanding under this Agreement, Assignor will not terminate, modify, or subcontract or otherwise delegate its obligations under the License Agreement without the prior written consent of Assignee and will fulfill all of its supply obligations under the License Agreement.

(d) Assignor will promptly provide to the Assignee copies of all Reports delivered under the License Agreement during the Term or after the Term to the extent the Reports relate to the Acquired Royalty Payments.

(e) Any royalty under any of the Patents payable to Assignor arising from the sale of any Product which is a licensed product covered by both the License Agreement and the Quencher Agreement shall be a Royalty subject to, and shall be paid to Assignee under, the terms of this Agreement.

(f) From time to time after the Effective Date, Assignee may change its nominee for purposes of the Authorization, and upon request of Assignee, Assignor shall promptly execute and deliver to Assignee a new Authorization in respect of Assignee’s nominee as duly authorized agent.

(g) Epoch will not exercise its rights to inspect Licensee’s records relating to the Acquired Royalty Payments pursuant to the audit rights under Section 5.10 of the License Agreement without the prior written consent of Assignee, which consent may be withheld in Assignee’s sole discretion.

(h) Assignee acknowledges that the License Agreement may be terminated by the Licensee (other than by reason of an act or omission of Epoch which caused such termination) in accordance with Section 9.02(c) of the License Agreement, and that a termination of the License Agreement by Licensee in accordance with such section would not in and of itself constitute a breach of this Section 8.1 or any other provision of this Agreement. Assignor covenants that in the event that the License Agreement is terminated by Licensee, Assignor will use its commercially reasonable efforts to enter into a license agreement for the Products within the Field of Use for the Patents specified in the Licence Agreement or into a transaction to effect the exploitation for gain of those rights (in either case a “Replacement Agreement”), and to effect an assignment to Assignee of the royalties or proceeds under that Replacement Agreement in order to achieve as closely as possible an economic result no worse to the Assignee than if the License Agreement had not been terminated, and generally on terms and conditions that are acceptable to Assignee acting reasonably. Assignor shall consult with Assignee prior to entering into any Replacement Agreement and shall keep Assignee informed as to the status of negotiations with respect to and completion of the Replacement Agreement.

7.2	Maintenance and Access to Records

Assignor agrees that it will retain all books and records and any other documents, information and files relating to the Products generated by it or delivered to it by the Licensee during the Term and thereafter for such period as is required by Applicable Law. So long as such books and records and such other documents, information and files are retained by Assignor, Assignee or its authorized representatives shall have reasonable access thereto during the Term and for a period of six months after the end of the Term (the “Clean-Up Period”), provided that if at the end of the Clean-Up Period there is a bona fide dispute between the Parties with respect to any aspect of this Agreement, including as to whether or not the Term or the Clean-Up Period has expired, then notwithstanding the expiry of the Clean-Up Period, this right shall continue.

7.3	Conduct of the Business

During the Term, Assignor shall cause its business and other activities with respect to the Acquired Royalty Payments, the License Agreement, the Patents, the Products and the Know-How to be carried on in the ordinary course, consistent with past practice and shall not take or permit to be taken any action that will have a material adverse effect on the Products.

7.4	True Sale

(a) Assignor and Assignee intend and agree that the sale, assignment and transfer of the Acquired Royalty Payments under Section 2.1 (the “Assignment”) shall be, and is, a true sale by Assignor to Assignee that is absolute and irrevocable and that provides Assignee with the full benefits of ownership of the Acquired Royalty Payments, and neither Assignor nor Assignee intends the transactions contemplated hereunder to be, or for any purpose to be characterized as, a loan from Assignee to Assignor. Assignor waives any right to contest or otherwise assert that this Agreement is other than a true sale by Assignor to Assignee under Applicable Law, which waiver shall be enforceable against Assignor in any bankruptcy or insolvency proceeding relating to Assignor.

(b) Assignor hereby consents to Assignee recording and filing, at any time during the Term, at Assignee’s sole cost and expense, financing statements (and continuation statements with respect to such financing statements when applicable) meeting the requirements of Applicable Law in such manner and in such jurisdictions as are necessary or appropriate to perfect the Assignment intended to be effected by this Agreement, including precautionary filings customary in true sale transactions.

7.5	Patent Obligations

(a) During the Term, Assignor shall, at is own cost, in accordance with its standard procedures and with good practice, and subject to the rights of Licensee under the License Agreement, use its commercially reasonable efforts (including making payment of appropriate fees to the USPTO) to, (i) prosecute and maintain in full force and effect each pending patent application worldwide included in the Patents, in particular, validate EP 0 819 133 in at least Great Britain, Germany, France, Spain and Italy by April 2, 2008; (ii) maintain and keep in full force and effect any issued Patents in each of the countries worldwide in which Assignor has an issued patent, and (iii) maintain all Know-How relating to the Products in strict confidence other than disclosure to Licensee in accordance with the License Agreement. Assignor shall provide notice to Assignee of all information relating to the prosecution and/or validity or enforceability of any patent or application in the Patents, including all correspondence to and from the USPTO or any other patent office in which any patent application is pending or from which any patent has issued. If practicable, such notice to Assignee shall be in sufficient time to allow Assignee to comment, or act pursuant to section (b) below, on matters which may have a material effect on the scope, validity, or enforceability of any of the Patents.

(b) Assignor shall not during the Term without the prior written consent of Assignee abandon any of the Patents or Know-How, or sell, transfer, assign or otherwise dispose of the Patents or Know-How to any Person and shall not grant any licenses thereunder other than (i) the license in the License Agreement, (ii) the license in the Quencher Agreement, and (iii) any license for use outside the Field of Use as defined in the License Agreement or the Quencher Agreement that does not and would not materially interfere with or impair the value of the Acquired Royalty Payments. Assignee shall have, at its option, the right to have Assignor assign to Assignee all right, title and interest in any Patent that Assignor decides to abandon.

(c) Assignor hereby grants to Assignee an irrevocable power of attorney with power of substitution to act in the place and stead of Assignor in performing the actions specified in (a)(i) and (a)(ii) above. Such power is acknowledged by Assignor to be coupled with an interest and shall be exercisable during the Term immediately upon Assignor’s breach of the covenant in (a)(i) or (a)(ii) above. Upon the expiry of the Clean-Up Period, this power shall terminate, provided that if at the end of the Clean-Up Period there is a bona fide dispute between the Parties with respect to any aspect of this Agreement, including as to whether or not the Term or the Clean-Up Period has expired, then notwithstanding the expiry of the Clean-Up Period, this right shall continue.

7.6	Certain Conduct

During the Term, without the prior written consent of Assignee, which consent shall not be unreasonably withheld, Assignor shall not: (i) create or suffer to exist any Encumbrance other than the Security Interest on any of the Acquired Royalty Payments or the License Agreement; (ii) amend or terminate the License Agreement or fail to perform and fulfill its obligations under the License Agreement in accordance with the terms thereof if such amendment, termination or failure to perform would have a material adverse affect on any of the Acquired Royalty Payments; (iii) sell, transfer, assign or otherwise dispose of any interest in the Patents other than pursuant to a Permitted Encumbrance, or (iv) agree to do any of the foregoing.

7.7	Indemnities

(a) Assignor hereby indemnifies and agrees to hold Assignee harmless from any damages suffered or incurred by Assignee from and after the Effective Date to the extent resulting from (i) any material breach of a representation or warranty of Assignor contained herein, or (ii) the material breach by Assignor of any covenant contained in this Agreement or any of the Closing Documents, or (iii) any Encumbrance of any of the Acquired Royalty Payments or the License Agreement, other than any Encumbrance created by Assignee or a Permitted Encumbrance.

(b) Assignor hereby indemnifies and agrees to hold Assignee harmless from any damages suffered or incurred by Assignee from and after the Effective Date to the extent resulting from any breach of the License Agreement by a party thereto, other than (i) the failure of Licensee to pay the royalties owing thereunder where such failure to pay is not related to, resulting from or in response to a breach of the License Agreement by Assignor or (ii) a breach of a covenant or representation by a party to the License Agreement related to or resulting from one or both of the parties’ inability to market, commercialize or exploit the Patents.

7.8	Third Party Claims Procedure

The indemnified party shall give notice (the “Indemnity Notice”) to the indemnifying party specifying the particulars of any Third Party claim within ten (10) days after it receives notification of the claim; provided, however, that failure to give such notice within such time period shall not prejudice the rights of the indemnified party except to the extent that the failure to give such notice materially adversely affects the ability of the indemnifying party to defend the claim or to cure the breach of the representation, warranty, covenant or obligation giving rise to the claim. Subject to the terms of this Section 7.8, the indemnifying party shall have sole control over the defense and settlement of such claim. The indemnifying party may not settle or compromise the claim without the prior written consent of the indemnified party unless such settlement or compromise (i) involves no payment (whether by cash, securities or other instrument), assignment, granting of a license or admission of fault or wrongdoing by the indemnified party and (ii) the indemnified party receives a comprehensive general release of all claims from the applicable third parties. The indemnified party shall provide to the indemnifying party, in confidence, all files, books, records and other information in its possession or control which may be relevant to the defense of such claim. The indemnified party shall co-operate in all reasonable respects in the defense of such claim but at the expense of the indemnifying party. If the indemnifying party fails to diligently defend such claim throughout the period that such claim exists, its right to defend the claim shall terminate and the indemnified party may assume the defense of such claim at the sole expense of the indemnifying party. In such event, the indemnified party may compromise or settle such claim, without the consent of the indemnifying party.

ARTICLE 8

GENERAL

8.1	Confidentiality

During the Term and for five years thereafter, each of the Parties and their respective Affiliates, shall not use, reveal or disclose to Third Parties (other than their respective financial institutions, counsel and advisors and then only on a confidential basis) any information received from any other Party in connection with this Agreement (including any information or reports provided to Assignee or its Affiliates by Licensee, and including the terms of this Agreement), without first obtaining the written consent of the disclosing or other Parties, except as may be otherwise provided herein. This confidentiality obligation shall not apply to information which (a) is or becomes a matter of public knowledge (other than as a result of a breach of this Agreement), (b) is already in the possession of the receiving Party, (c) is disclosed to the receiving Party by a Third Party having the right to do so, or (d) is required by Applicable Law to be disclosed, including pursuant to applicable securities laws provided that if Assignor is required to file this Agreement or any other Closing Document in any registry of repository accessible by the public, Assignor will use its commercially reasonable efforts to obtain confidential treatment for commercially sensitive information from such documents and shall co-operate and consult with Assignee in that regard. The Parties shall take reasonable measures to assure that no unauthorized use or disclosure is made.

8.2	Amendment

This Agreement may be amended or supplemented only by a written agreement signed by each Party.

8.3	Waiver of Rights

Any waiver of, or consent to depart from, the requirements of any provision of this Agreement shall be effective only if it is in writing and signed by the Party giving it, and only in the specific instance and for the specific purpose for which it has been given. No failure on the part of any Party to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver of such right. No single or partial exercise of any such right shall preclude any other or further exercise of such right or the exercise of any other right.

8.4	Tender

Any tender of documents hereunder may be made upon the Parties or their respective counsel and money shall be tendered by wire transfer of same day funds.

8.5	Expenses

Each party shall be responsible for and bear all of its own costs and expenses (including any legal fees, any accountants’ fees and any brokers’ or finders’ or investment banking fees or any prior commitment in respect thereof) with regard to the negotiation and consummation of the transactions contemplated by this Agreement.

8.6	Notices

Any notice, demand or other communication (a “Notice”) required or permitted to be given or made hereunder shall be in writing and shall be sufficiently given or made if:

(a)	delivered in person during normal business hours of the recipient on a Business Day and left with a receptionist or other responsible employee of the recipient at the relevant address set forth below;

(b)	sent by courier (overnight delivery); or

(c)	sent by Transmission, charges prepaid and confirmed by registered mail as provided in Subsection (b);

in the case of a Notice to Epoch at:

Epoch Biosciences, Inc.

21720 23rd Drive S.E., #150

Bothwell, WA 98021

USA

Attention: Nicholas Venuto and David Ludvigson

Facsimile No.: (425) 482-5550

in the case of a Notice to Nanogen at:

Nanogen, Inc.

10398 Pacific Center Court

San Diego, CA 92121

Attention: Nicholas Venuto and David Ludvigson

Facsimile No.: (858) 410-4949

and in the case of a Notice to Assignee at:

Drug Royalty LP1

c/o DRI Capital Inc.

22 St. Clair Avenue East

Suite 200

Toronto, Ontario M4T 2S5

Canada

Attention: Behzad Khosrowshahi

Facsimile No.: (416) 863-5161

with a copy to:

Davies Ward Phillips & Vineberg LLP

44th Floor

1 First Canadian Place

Toronto, Ontario M5X 1B1

Canada

Attention: Gillian R. Stacey

Facsimile No.: (416) 863-0871

Any Notice so given shall be deemed to have been given and to have been received (a) on the day of delivery in person or by courier, if so delivered, and (b) on the day following the day Notice was sent by Transmission, provided such day is a Business Day and if not, on the first Business Day thereafter. Addresses for Notice may be changed by giving notice in accordance with this Section 8.6.

8.7	Assignment

(a) Upon notice in writing to Assignor, this Agreement and any or all of the rights or obligations of Assignee under this Agreement and the Acquired Royalty Payments and the Closing Documents shall be assignable and may be delegated by Assignee without restriction.

(b) Neither this Agreement nor any or all of the rights or obligations hereunder shall be assignable by Assignor without the prior written consent of Assignee, which consent shall not be unreasonably withheld provided that Epoch may without the prior consent of Assignee but with prior written notice assign this Agreement together with all of its rights hereunder to an Affiliate of Epoch, provided that such Affiliate assumes all of Epoch’s obligations hereunder and is at least as credit-worthy as Epoch, and further provided that if at any time such Affiliate ceases to be an Affiliate of Epoch, then all rights and obligations under this Agreement shall revert to Epoch or Epoch’s successor.

(c) This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors (including any successor by reason of merger, reorganization, sale of assets or statutory arrangement of any Party) and permitted assigns.

8.8	Further Assurances

Each Party shall do such acts and shall execute such further documents, conveyances, deeds, assignments, transfers and the like, and will cause the doing of such acts and will cause the execution of such further documents as are within its power as any other Party may in writing at any time and from time to time reasonably request be done and/or executed, in order to give full effect to the provisions of this Agreement and the Closing Documents.

8.9	Independent Parties

Nothing contained in this Agreement shall in any way or for any purpose constitute any Party a partner or agent or legal representative of any other Party in the conduct of any business or otherwise or a member of a joint venture or joint enterprise or create any fiduciary relationship among them. Except as expressly provided herein, no Party shall have any authority to act for or to assume any obligation or responsibility on behalf of any other and no Party shall have any authority to bind any other Party to act or to undertake any obligation or responsibility whatsoever.

8.10	Public Announcements

The Parties agree that no public announcements concerning the transactions contemplated herein will be made by any Party, except as may be necessary, in the opinion of counsel to the Party making such disclosure, to comply with the requirements of any Applicable Law, including applicable securities laws and subject to Section 10.1. If any such public statement or release is so required concerning the transactions contemplated herein, the Party making such disclosure shall consult with the other Party prior to making such statement or release, and the Parties shall use reasonable efforts, acting in good faith, to agree upon a text for such statement or release which is satisfactory to all Parties.

8.11	Severability

If any covenant, obligation or provision of this Agreement or the application thereof to any Person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such covenant, obligation or agreement to Persons or circumstances, other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each covenant, obligation and provision of this Agreement shall be separately valid and enforceable to the fullest extent permitted by law.

8.12	Counterparts

This Agreement may be executed in any number of counterparts and each such executed counterpart shall be deemed to be an original. All executed counterparts when taken together shall constitute one and the same agreement.

8.13	Facsimile Execution

To evidence the fact that it has executed this Agreement, a Party may send a copy of its executed counterpart to the other Party by facsimile Transmission and that Party shall be deemed to have delivered this Agreement on the date it sent such facsimile Transmission. In such event, such Party shall forthwith deliver to the other Party the counterpart of this Agreement executed by such Party.

[The next page is the signature page.]

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed by their respective authorized officers.

EPOCH BIOSCIENCES, INC.

by	/S/ DAVID LUDVIGSON
	Name:	David Ludvigson
	Title:	President and CEO

DRUG ROYALTY LP1, by its General Partner DRC MANAGEMENT LLC1

by	/S/ BEHZAD KHOSROWSHAHI
	Name:	Behzad Khosrowshahi
	Title:	Manager

NANOGEN, INC.

by	/S/ DAVID LUDVIGSON
	Name:	David Ludvigson
	Title:	President and CEO

Signature page for Supplemental

Royalty Interest Assignment Agreement

EXHIBIT A

LICENSE AGREEMENT AND QUENCHER AGREEMENT

EXHIBIT B

PATENTS AND PATENT APPLICATIONS

SCHEDULE 6.2(c)

FORM OF SECURITY AGREEMENT

SCHEDULE 6.2(g)

FORM OF AMENDMENT TO LOCK BOX AGREEMENT